                            ADMINISTRATION AGREEMENT
                                   SCHEDULE A


      Compensation and charges of Administrative Data Management Corp. for services as Transfer Agent, Dividend Disbursing Agent and Plan Administration, and for other services under the Administration Agreement.


           General Account Maintenance    $2.00 per account per month

           Reports Required by
           Governmental Authorities       $1.00 for each account

           Exchange                       Fee $5.00 for each exchange of shares
                                          into the Fund.


OUT-OF-POCKET  EXPENSES:  In  addition  to the above  charges,  the Fund,  First
Investors  Management  Company,   Inc.  or  First  Investors  Corporation  shall
reimburse Administrative Data Management Corp. for all out-of-pocket costs including but not limited to postage, insurance, forms relating to shareholders of the Fund, envelopes and other similar items, and will also reimburse Administrative Data Management Corp. for counsel fees, including fees for the preparation of the Administration Agreement and review of prospectus and application forms.


THE ABOVE FEES AND OUT-OF-POCKET EXPENSES APPLY TO THE FOLLOWING FUNDS:

FIRST INVESTORS CASH MANAGEMENT FUND, INC.